July 29, 2010

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

Federal Home Loan Bank of New York Announces Second Quarter Results

I am pleased to announce that the Federal Home Loan Bank of New York today released our unaudited financial highlights for the second quarter of 2010. Our financial condition and results of operations remain solid, and we continue to fulfill our role as an important provider of reliable and attractively priced wholesale funding to community member-lenders across our District.

Our second quarter 2010 dividend will be considered at the Board of Directors meeting scheduled to take place on August 19, 2010. Separately, we expect to submit our second quarter 2010 Form 10-Q to the Securities and Exchange Commission by August 13, 2010.

Second Quarter 2010 Net Income of $56.7 Million

The Bank reported net income for the second quarter of 2010 of $56.7 million, a decrease of $129.7 million, or 69.6 percent, from net income of $186.4 million for the second quarter of 2009. The reduction in earnings was driven by our advances portfolio declining from near record balances early in 2009, as well as fair value accounting losses on derivatives and hedging activities in the second quarter of 2010 as compared to fair value accounting gains from these activities in the same period of 2009. During the second quarter of 2010, the Bank recognized a $1.3 million credit loss portion of the other-than-temporary impairment (“OTTI”) write-down of our private label mortgage-backed securities. The Bank also recognized in the second quarter of 2010 a reduction of the non-credit OTTI in Accumulated Other Comprehensive Income of $4.7 million from the end of the first quarter of 2010.

As of June 30, 2010, total assets were $105.2 billion, a decrease of $2.0 billion, or 1.9 percent, from total assets of $107.2 billion at March 31, 2010, and a decrease of $23.9 billion, or 18.5 percent, from total assets of $129.1 billion as of June 30, 2009. The decrease in total assets was primarily a result of a decrease in advances of $3.6 billion, or 4.1 percent, from March 31, 2010, and $15.2 billion, or 15.1 percent, from June 30, 2009. This decrease in member demand for advances was driven by high deposit levels at member institutions, low loan demand by our members’ customers, and the continued availability of more attractively priced sources of funding. Our balance sheet management strategy has been to keep balance sheet growth or reduction in line with changes in member demand for advances. We expect advance demand to remain at lower levels until the nation’s monetary policy tightens and an economic recovery begins in earnest.

As of June 30, 2010, total investments were $15 billion, a decrease of $591 million, or 3.8 percent, compared to $15.6 billion at March 31, 2010, and a decrease of $11.9 billion, or 44.2 percent, from $26.8 billion at June 30, 2009. The decrease from March 31, 2010 was primarily attributable to an $845 million decrease in mortgage-backed securities.

As of June 30, 2010, total capital was $5.2 billion, a decrease of $129 million, or 2.4 percent, from $5.4 billion at March 31, 2010, and a decrease of $603 million, or 10.3 percent, from $5.9 billion as of June 30, 2009. The lower capital is largely due to the decline in the amount of capital stock held by our members – a decline attributable to the reduction in the level of member advances.

The Bank’s level of unrestricted retained earnings as of June 30, 2010, was $676.5 million. We will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. To this end, the ratio of unrestricted retained earnings to total assets is the highest since the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, which substantially changed the Federal Home Loan Bank System and, as a result, the Federal Home Loan Bank of New York. At June 30, 2010, the Bank met all of its regulatory capital-to-assets ratios and liquidity requirements.

Product Development Update

The Home Loan Bank is pleased to introduce the Callable Advance. The Callable Advance was redeveloped in consultation with our members to help meet their changing liquidity needs and to assist in their asset/liability management. The Callable Advance is essentially a Fixed-Rate Advance that gives members the option of calling (terminating) the advance on predetermined dates, prior to maturity, without incurring a prepayment fee. The Callable Advance could be especially beneficial for members seeking funding with added flexibility or for members purchasing residential mortgages, as it can be used to complement a consumer’s mortgage call option. For further information about the Callable Advance, please contact your calling officer.

Some members have asked that the Bank offer a modification program for existing Convertible Advances. There are risks and benefits in offering this option so we are looking at it very carefully. Specifically, we are researching the accounting, business, disclosure, funding and legal risks offering this option will present. We are hoping to design an offering that will meet the needs of our members and not require cumbersome and expensive accounting and legal reviews of each transaction. We would like to be able to begin to offer this option during the fourth quarter of 2010.

Affordable Housing Program

On July 7, we announced $29.7 million in Affordable Housing Program grants. These grants will help fund 54 housing initiatives across New Jersey, New York, Connecticut, Delaware, Maryland, and Pennsylvania and will result in the creation or rehabilitation of 2,917 affordable housing units and drive community development. These funds were drawn from our 2009 earnings. In the first six months of 2010, $12.5 million was accrued for future use in the Affordable Housing Program.

The Federal Home Loan Bank of New York has had a strong first half of 2010. As we enter the last month of summer, we are proud to continue to partner with our members to help make the responsible, appropriate loans that will hopefully lead the national economy out of the doldrums and onward towards recovery.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.